Exhibit 99

CONTACT:	Robert F. Mangano	Joseph M. Reardon
	President & Chief Executive Officer	Sr. Vice President & Treasurer
	(609) 655-4500	(609) 655-4500

PRESS RELEASE  -  FOR IMMEDIATE RELEASE......

1ST CONSTITUTION BANCORP REPORTS RECORD INCOME UP 15.2 PERCENT
FOR THE YEAR ENDED DECEMBER 31, 2007

Cranbury NJ – April 16, 2008....... 1ST Constitution Bancorp (NASDAQ:  FCCY) reported record net income for the year ended December 31, 2007.  For the year ended December 31, 2007, net income reached $5,442,782, or $1.35 per diluted share.  These results represent a 15.2 percent increase in earnings and a 14.4 percent increase in diluted earnings per share compared to net income of $4,724,962, or $1.18 per diluted share reported for the year ended December 31, 2006.  Returns on average assets and average equity for the year ended December 31, 2007 were 1.29 percent and 14.32 percent, respectively, as compared to 1.24 percent and 14.73 percent, respectively, for the year ended December 31, 2006.

For the quarter ended December 31, 2007, net income reached $1,263,069, or $0.31 per diluted share, compared to net income of $1,200,136, or $0.29 per diluted share reported for the quarter ended December 31, 2006.  All per share amounts have been adjusted to give effect to a six percent stock dividend declared December 20, 2007, payable on February 6, 2008 to shareholders of record at the close of business on January 23, 2008.

Net interest income reached $17,778,005 for the year ended December 31, 2007 and was virtually even with the $17,787,685 achieved for the year ended December 31, 2006.  Also bolstering earnings for 2007 was the continued generation of non-interest income, which reached $2,558,329 for the year.

The provision for loan and lease losses for the year ended December 31, 2007 totaled $130,000, compared to $893,500 for the year ended December 31, 2006.  Net loan charge-offs for the year were $10,000, compared to net charge-offs of $26,515 for the year ended December 31, 2006.

At December 31, 2007, the allowance for loan and lease losses was $3,348,080, or 1.10 percent of total loans, compared to 1.16 percent at December 31, 2006.  Non-performing assets at December 31, 2007 were $4,997,585, an increase of $804,376 from the level of non-performing assets at December 31, 2006.  There were no loans greater than 90 days past due and still accruing as of December 31, 2007 and December 31, 2006.

At December 31, 2007, total assets reached $429.1 million, an increase of $36.2 million from total assets at December 31, 2006.  Deposits at December 31, 2007 grew to $329.3 million, up from $312.7 million in deposits at December 31, 2006.

1ST Constitution Bancorp, through its primary subsidiary, 1ST Constitution Bank, has total assets of $429.1 million and operates eleven branch banking offices in Cranbury (2), Fort Lee, Hamilton, Hightstown, Jamesburg, Montgomery, Perth Amboy, Plainsboro, West Windsor and Princeton, New Jersey.

The foregoing discussion of financial results reflects the restatement of 1st Constitution Bancorp's financial statements for 2006 and the first three quarters of 2007.  1st Constitution Bancorp first disclosed the restatement in a Form 8-K filed with the Securities and Exchange Commission on March 14, 2008.

1ST Constitution Bancorp is traded on the Nasdaq Global Market under the trading symbol “FCCY”, and can be accessed through the Internet at www.1STCONSTITUTION.com

The foregoing contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are not historical facts and include expressions about management’s confidence and strategies and management’s expectations about new and existing programs and products, relationships, opportunities, taxation, technology and market conditions. These statements may be identified by such forward-looking terminology as “expect,” “look,” “believe,” “anticipate,” “may,” “will,” or similar statements or variations of such terms. Actual results may differ materially from such forward-looking statements. Factors that may cause results to differ materially from such forward-looking statements include, but are not limited to, changes in the direction of the economy in New Jersey, the direction of interest rates, effective income tax rates, loan prepayment assumptions, continued levels of loan quality and origination volume, continued relationships with major customers including sources for loans, as well as the effects of general economic conditions and legal and regulatory barriers and structure. 1ST Constitution assumes no obligation for updating any such forward-looking statements at any time.

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1st Constitution Bancorp
Selected Consolidated Financial Data

($ in thousands except per share amounts)	Three Months Ended		12 Months Ended
	December 31,		December 31,
	2007	2006	2007	2006
		(restated)		(restated)
Income Statement Data:
Interest income	$7,708	$7,199	$30,368	$27,305
Interest expense	3,221	2,764	12,590	9,517
Net interest income	4,487	4,435	17,778	17,788
Provision for loan losses	30	454	130	894
Net interest income after prov.for loan losses	4,457	3,981	17,648	16,894
Non-interest income	620	629	2,558	2,571
Non-interest expense	3,140	2,677	12,101	12,014
Income before income taxes	1,937	1,933	8,105	7,451
Income tax expense	674	733	2,662	2,726
Net income	$1,263	$1,200	$5,443	$4,725

Balance Sheet Data:
Total Assets			$429,151	$392,931
Loans, including loans held for sale			305,082	278,751
Allowance for possible loan losses			3,348	3,228
Securities available for sale			75,192	70,421
Securities held to maturity			23,512	19,254
Deposits			329,332	312,724
Shareholders' Equity			40,973	34,947

Performance Ratios:
Return on average assets			1.29%	1.24%
Return on average equity			14.32%	14.73%
Efficiency ratio			59.5%	59.0%
Net interest margin			4.57%	5.03%

Asset Quality:
Loans past due over 90 days and still accruing			$0	$0
Nonaccrual loans			2,037	4,193
OREO property			2,961	0
Net charge-offs (recoveries)			10	27
Allowance for loan losses to total loans			1.10%	1.16%
Nonperforming loans to total loans			0.67%	1.50%

Per Share Data:
Earnings per share (Basic)	$0.32	$0.30	$1.37	$1.21
Earnings per share (Diluted)	$0.31	$0.29	$1.35	$1.18
Book value per share			$10.26	$8.81